Exhibit p(i)

Code of Ethics for Independent Directors/Trustees

I.	General Provisions	1
	A. Individuals Covered	1
	B. Personal Securities Transactions	1
	C. Securities Transactions in Funds	1

II.	Reporting Requirements	1
	A. Initial and Annual Acknowledgement	1
	B. Transactions in Reportable Securities	2

III.	Compliance with the Code	2
	A. Investigating Violations of the Code	2
	B. Remedies	3
	C. Annual Reports	3
	D. Record Retention Requirements	3
	E. Amendments	4

IV.	Definitions	4
	A. General Defined Terms	4
	B. Terms Defining the Scope of a Beneficial Interest	5
	C. Terms Defining the Scope of a Reportable Securities Transaction	6

Appendix A - Acknowledgement of Receipt of the Fund’s Code of Ethics		A-1

Appendix B - Quarterly Transaction Report		B-1

I.	General Provisions

A.	Individuals Covered

It is the Funds’ policy that all Access Persons of each Fund shall be subject to a written code of ethics meeting requirements of Rule 17j-1 under the Investment Company Act of 1940. This Code applies only to the Independent Fund Directors/Trustees of a Fund. All other Access Persons of the Fund are subject to the provisions of other codes of ethics that have been adopted by the Fund Advisers or the Principal Underwriter to the Funds and approved by the Fund Board in accordance with the requirements of Rule 17j-1 under the Investment Company Act.

B.	Personal Securities Transactions

In connection with the purchase or sale, directly or indirectly, by an Independent Fund Director of a Security Held or to be Acquired by a Fund, Independent Fund Directors/Trustees are prohibited from:

1.	employing any device, scheme or artifice to defraud the Fund;

2.	making any untrue statement of a material fact to the Fund or omitting to state a material fact necessary to make the statements made to the Fund, in light of the circumstances under which they were made, not misleading;

3.	engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

4.	engaging in any manipulative practice with respect to the Fund.

C.	Securities Transactions in Funds

An Independent Fund Director shall comply with the frequent trading policy of the Fund, as the same may be amended from time to time.

II.	Reporting Requirements

A.	Initial and Annual Acknowledgement

Within ten (10) days of being designated an Independent Fund Director, and thereafter on an annual basis, each Independent Fund Director must execute the attached form of Acknowledgement of Receipt of the Fund’s Code of Ethics (Appendix A), including the acknowledgement that he or she has read the Code and understands that it applies to him or her.

B.	Transactions in Reportable Securities

1.	Transaction Reporting Requirements. No later than 30 days after the end of each calendar quarter, each Independent Fund Director must report to the Fund CCO any Securities Transaction executed during such calendar quarter in a Reportable Security (or Equivalent Security) in which such Independent Fund Director had a Beneficial Interest if the Independent Fund Director knew, or in the ordinary course of fulfilling his or her duty as an Independent Fund Director of the Fund should have known, that during the 15-day period immediately before or after the date of such Securities Transaction, (i) the Fund purchased or sold such Reportable Security, or (ii) the Fund or its Fund Adviser considered purchasing or selling such Reportable Security.

Note: For purposes of these reporting requirements, Securities Transaction includes transactions in futures and options on futures.

The report shall contain the information designated in Appendix B.

2.	Disclaimers. Any report of a Securities Transaction pursuant to this Section II. B for the benefit of a person other than the Independent Fund Director may contain a statement that the report should not be construed as an admission by the Independent Fund Director that he or she has any direct or indirect Beneficial Interest in the Security to which the report relates.

3.	Confidentiality. All information supplied by an Independent Fund Director pursuant to the Code shall be kept in strict confidence, except that such information may be made available to the Fund’s Board, the Fund’s CCO, and the Legg Mason Compliance Department. Such information may also be made available to the Securities and Exchange Commission or such other regulatory authority, to the extent required by law, regulation, or this Code.

III.	Compliance with the Code

A.	Investigating Violations of the Code

The CCO of a Fund is responsible for investigating any suspected violation of the Code by an Independent Fund Director and shall report the results of each investigation to the Fund Board and the Legg Mason Compliance Department, provided that the Fund Board may determine to appoint counsel to investigate any matter at the Fund’s expense and report to it, the Fund CCO, and the Legg Mason Compliance Department regarding such matter. The Fund Board is responsible for reviewing the results of any investigation of any reported or suspected violation of the

Code by an Independent Fund Director. Any violation of the Code by an Independent Fund Director of a Fund will be reported to the Fund Board by such Fund’s CCO not later than the next quarterly meeting after the violation occurs.

B.	Remedies

1.	Sanctions: If the Fund Board determines that an Independent Fund Director has committed a violation of the Code, the Fund Board may impose such sanctions and take such other actions as it deems appropriate, including, among other things, a verbal warning, a letter of caution or warning, fine, civil referral to the Securities and Exchange Commission, or criminal referral. The Fund Board may also require the Independent Fund Director to reverse the transaction in question and forfeit any profit or absorb any loss associated or derived as a result of such reversal. The amount of profit shall be calculated by the Fund Board. The Independent Fund Director shall not participate in the Fund Board’s determination of any remedies to be imposed in connection with his or her violation of the Code.

2.	Sole Authority: The Fund Board has sole authority to determine the remedy for any violation of the Code by an Independent Fund Director, including appropriate disposition of any monies forfeited pursuant to this provision.

C.	Annual Reports

At least on an annual basis, the CCO shall provide the Board with: (i) a written report that describes issues that arose under this Code since the prior report, including, but not limited to, information relating to material violations of this Code and any actions taken; and (ii) a certification that the Funds have adopted procedures reasonably necessary to prevent the Independent Fund Directors from violating this Code.

D.	Record Retention Requirements

The CCO shall maintain the following records at the Funds’ principal place of business and shall make these records available to the Securities and Exchange Commission at any time and from time to time for reasonable periodic, special or other examination:

•	A copy of this Code that is currently in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

•	A record of any violation of this Code and any action taken as a result of a violation must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

•	A copy of each report made by an Independent Fund Director under this Code and any report made under Section III.C. above must be maintained for at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place;

•	A record of all Independent Fund Directors, currently or within the past five years, who are subject to this Code, and of individual(s) who are responsible for reviewing reports made under this Code, must be maintained in an easily accessible place.

E.	Amendments

Any amendment of the Code shall be submitted to the Fund Board for approval in accordance with Rule 17j-1 of the Investment Company Act. Any material amendment of the Code shall become effective as to the Independent Fund Directors/Trustees of a Fund only when the Fund Board has approved the amendment in accordance with Rule 17j-1 or at such earlier date as may be required to comply with applicable law or regulation.

IV.	Definitions

When used in the Code, the following terms have the meanings set forth below:

A.	General Defined Terms

“Access Person” means any individual that should be treated as an “access person” to the Funds, as such term is defined in Rule 17j-1 under the Investment Company Act, and includes, without limitation, the Independent Fund Directors/Trustees.

“CCO” means the Chief Compliance Officer of the Funds.

“Code” means this Code of Ethics, as amended.

“Fund Adviser” means any Legg Mason entity that serves as a manager, adviser or Sub-Adviser to a Legg Mason Partners Fund.

“Fund Board” means the Board of Directors/Trustees of a Fund.

“Independent Fund Director” means a director or trustee of a Fund who is not an “interested person” of a Fund, a Fund Adviser or the principal underwriter of a Fund as defined in Section 2(a) (19) of the Investment Company Act.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Legg Mason Compliance Department” means the Compliance Department of Legg Mason, Inc.

“Legg Mason Fund” and “Fund” mean an investment company registered under the Investment Company Act (or a portfolio or series thereof, as the case may be) that is part of the Legg Mason Family of Funds and such other investment companies as shall have adopted this Code by action of their respective board of Directors/Trustees in accordance with the requirements of Rule 17j-1 under the Investment Company Act.

“Principal Underwriter” means Legg Mason Investor Services, LLC.

B.	Terms Defining the Scope of a Beneficial Interest

“Beneficial Interest” means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Securities.

An Independent Fund Director is deemed to have a Beneficial Interest in the following:

1.	any Security owned individually by the Independent Fund Director;

2.	any Security owned jointly by the Independent Fund Director with others (for example, joint accounts, spousal accounts, partnerships, trusts and controlling interests in corporations); and

3.	any Security in which a member of the Independent Fund Director’s Immediate Family has a Beneficial Interest if:

a)	the Security is held in an account over which the Independent Fund Director has decision making authority (for example, the Independent Fund Director acts as trustee, executor, or guardian); or

b)	the Security is held in an account for which the Independent Fund Director acts as a broker or investment adviser representative.

An Independent Fund Director is presumed to have a Beneficial Interest in the following:

4.	any Security in which a member of the Independent Fund Director’s Immediate Family has a Beneficial Interest if the Immediate Family member resides in the same household as the Independent Fund Director. This presumption may be rebutted if the Independent Fund Director provides the Fund CCO with satisfactory assurances that the Independent Fund Director does not have an ownership interest, individual or joint, in the Security and exercises no influence or control over investment decisions made regarding the Security. The presumption will not be deemed rebutted unless and until the Fund CCO approves the petition in writing.

Any uncertainty as to whether an Independent Fund Director has a Beneficial Interest in a Security should be brought to the attention of the Fund CCO for resolution. An Independent Fund Director may appeal any such resolution to the full Board, the decision of which shall be final. Such questions will be resolved in accordance with, and this definition shall be interpreted in accordance with, the definition of “beneficial owner” found in Rules 16a-1(a) (2) and (5) promulgated under the Securities Exchange Act of 1934, as amended.

“Immediate Family” of an Independent Fund Director means any of the following persons:

child	grandparent	son-in-law
stepchild	spouse	daughter-in-law
grandchild	sibling	brother-in-law
parent	mother-in-law	sister-in-law
stepparent	father-in-law

Immediate Family includes adoptive relationships and other relationships (whether or not recognized by law) that the Fund CCO determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

C.	Terms Defining the Scope of a Reportable Securities Transaction

“Reportable Security” means any Security other than (1) direct obligations of the Government of the United States; (2) bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (3) shares issued by open-end Funds (other than the Funds and exchange-traded funds).

“Securities Transaction” means a purchase or sale of a Reportable Security in which an Independent Fund Director acquires or has a Beneficial Interest.

“Security” includes stock, notes, bonds, debentures, and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, closed-end investment companies, and all derivative instruments of the foregoing, such as options and warrants. “Security” does not include futures or options on futures, but the purchase and sale of such instruments are nevertheless subject to the reporting requirements of the Code.

“Security Held or to be Acquired by a Fund” means (A) any Reportable Security which, within the most recent 15 days, (i) is or has been held by a Fund, or (ii) is being or has been considered by the Fund or its Fund Adviser for purchase by the Fund, or (B) any option to purchase or sell, and any Security convertible into or exchangeable for, a Reportable Security described above in clause (A) of this definition.

Appendix A

Acknowledgement of Receipt of the Fund Code of Ethics

I acknowledge that I have received the [                    ] Fund Code of Ethics, dated             ,  ,20     (the “Code”), and represent that:

1.	I have read the Code and I understand that it applies to me and to all Securities in which I have or acquire any Beneficial Interest. I have read the definition of “Beneficial Interest” and understand that I may be deemed to have a Beneficial Interest in Securities owned by members of my Immediate Family and that Securities Transactions affected by members of my Immediate Family may therefore be subject to the Code.

2.	I will report all Securities Transactions required to be reported under Section II of the Code in which I have or acquire a Beneficial Interest.

3.	I will comply with applicable provisions of the Code in all respects.

Director’s/Trustee’s Signature

Name (Print)
Date

A-1

Appendix B

Quarterly Transaction Report

Quarterly transaction reports must include the following information:

•	the date of the transaction, the title, and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date (if applicable), number of shares, and principal amount of each reportable security involved;

•	the nature of the transaction (i.e.- purchase, sale or any other type of acquisition or disposition);

•	the price at which the transaction was effected;

•	the name of the broker, dealer or bank with or through which the transaction was effected; and

•	the date you submit the report.

With respect to any account established by an Independent Fund Director in which any securities were held during the quarter for his or her direct or indirect benefit, the quarterly transaction report must also include the following account information:

•	the name of the broker, dealer or bank with whom you have established an account;

•	the date the account was established; and

•	the date you submit the report.

B-1